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                                                                    Exhibit 2(b)

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          HAND BRAND DISTRIBUTION, INC.

                                       ***

The undersigned corporation adopts the following Articles of amendment to its Articles of Incorporation:

      1.    The name of the corporation is HAND BRAND DISTRIBUTION, INC.

      2. Each share of the Corporation's outstanding common stock, $.001 par value per share, shall be and they are hereby automatically changed (without any further act) into one-half share of common stock, $.001 par value per share.

      The forgoing reverse stock split shall be accomplished in the following manner:

            (1) All certificates representing issued shares which are in existence as of the close of business on January 31, 1997 (the "Record Date") shall thereafter, without any further action being taken, represent one-half the number of shares as they theretofore represented. In lieu of fractional shares, each shareholder shall receive the next whole number of shares to which he shall be entitled as a result of the foregoing reverse stock split.

            (2) The appropriate officers of the Corporation are authorized and directed as soon as practicable after the close of the business on the Record date, to notify each shareholder of record as of the close of the business on the Record Date to turn in their certificates in exchange for new certificates representing the Corporation's common stock to which they shall be entitled pursuant to the foregoing reverse stock split.

            (3) The Board of Directors of the Corporation or any executive committee thereof is empowered to adopt further rules and regulations concerning the foregoing reverse stock split and to appropriately adjust any options, warrants or other securities which are convertible into shares of the Corporation's Common Stock as they deem to be fair and equitable and in the best interests of the Corporation.

         3. The foregoing amendments were approved by written consent of a sufficient number for approval by the common shareholders, which was the only voting group entitled to vote thereon, in accordance with Section 607.0704, Florida Business Corporation Act on January 21, 1997

         Date: January 21, 1997


         John M. Taggart
         President